UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2023

DARÉ BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36395	20-4139823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3655 Nobel Drive, Suite 260

San Diego, CA 92122

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (858) 926-7655

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	DARE	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 29, 2023, Daré Bioscience, Inc. (the “Company” or “Daré”) entered into a securities purchase agreement with two institutional investors relating to the purchase and sale in a registered direct offering of an aggregate of (i) 10,000,000 shares of Daré’s common stock, and (ii) warrants to purchase an aggregate of 10,000,000 shares of Daré’s common stock. Each warrant is exercisable for one share of Daré’s common stock. The offering price was $0.70 per share of common stock and accompanying warrant. The aggregate gross proceeds to Daré from the offering are expected to be $7.0 million before deducting estimated offering expenses payable by Daré and excluding the proceeds, if any, from the exercise of the warrants issued in the offering. The closing of the offering is expected to occur on or about September 1, 2023, subject to customary closing conditions.

The warrants will be exercisable six months after issuance and will have a term of five and one-half years from the date of issuance and an exercise price of $0.77 per share, subject to adjustment for stock splits, reverse stock splits, stock dividends and similar transactions. A holder (together with its affiliates) may not exercise any portion of a warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder 9.99%) of Daré’s outstanding common stock immediately after exercise.

The warrants include certain rights upon “fundamental transactions” as described in the warrants, including the right of the holders thereof to receive from Daré or a successor entity the same type or form of consideration (and in the same proportion) that is being offered and paid to the holders of Daré’s common stock in such fundamental transaction in the amount of the Black Scholes value (as described in the warrants) of the unexercised portion of the applicable warrants on the date of the consummation of such fundamental transaction.

The securities purchase agreement contains customary representations, warranties and agreements by Daré, customary conditions to closing, and indemnification obligations of the parties. The representations, warranties and covenants contained in the securities purchase agreement were made only for purposes of the securities purchase agreement and as of a specific date, were solely for the benefit of the parties to the securities purchase agreement, and may be subject to limitations agreed upon by such parties.

Daré intends to use the proceeds from the offering for general corporate purposes, which may include clinical trials, research and development activities, general and administrative costs, and to meet working capital needs.

The offering is being made pursuant to Daré’s registration statement on Form S-3 (File No. 333-254862), filed with the U.S. Securities and Exchange Commission on March 30, 2021, and declared effective by the SEC on April 7, 2021, and a prospectus supplement thereunder.

A copy of the form of warrant and securities purchase agreement is filed as Exhibit 4.1 and 10.1, respectively. The foregoing descriptions of the terms of the securities purchase agreement and the warrants are qualified in their entirety by reference to such exhibits. A copy of the opinion of Sheppard Mullin Richter & Hampton LLP relating to the legality of the issuance and the sale of the shares of Daré’s common stock, the warrants and the shares of common stock underlying the warrants is filed as Exhibit 5.1.

This report shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any offer, solicitation, or sale of the Company’s securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Item 8.01	Other Events.

On August 30, 2023, Daré issued a press release announcing the offering, a copy of which is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Form of Warrant (August 2023)
5.1	Opinion of Sheppard Mullin Richter & Hampton LLP
10.1	Form of Securities Purchase Agreement (August 2023)
23.1	Consent of Sheppard Mullin Richter & Hampton LLP (incorporated into Exhibit 5.1)
99.1	Press release issued on August 30, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARÉ BIOSCIENCE, INC.

Dated: August 30, 2023	By:	/s/ Sabrina Martucci Johnson
	Name:	Sabrina Martucci Johnson
	Title:	President and Chief Executive Officer

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